CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 26, 2018, accompanying the financial statements of Investment Grade Municipal Trust, Intermediate Series 51 (included in Invesco Unit Trusts, Municipal Series 1193) as of May 31, 2018, and for each of the three years in the period ended May 31, 2018, and the financial highlights for the period from June 12, 2014 (date of deposit) through May 31, 2015 and for each of the three years in the period ended May 31, 2018, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-193287) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 26, 2018